SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): February 20, 2006
Cousins Properties Incorporated
(Exact name of registrant as specified in its charter)
Georgia
(State or other jurisdiction of incorporation)
0-3576
(Commission File Number)
58-0869052
(IRS Employer Identification Number)
2500 Windy Ridge Parkway, Atlanta, Georgia 30339-5683
(Address of principal executive offices)
Registrant’s telephone number, including area code: (770) 955-2200
Not applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
2006 Annual Incentive Bonus Program
In the Current Report on Form 8-K filed on December 15, 2005, Cousins Properties Incorporated (“Cousins”) disclosed that the Compensation, Succession, Nominating and Governance Committee (the “Committee”) of the Board of Directors approved an annual incentive bonus program for 2006, but that the Committee had not yet set the corporate performance goals for fiscal year 2006. On February 20, 2006, the Committee set the performance goals for the bonus program. The performance goals for 2006 are: level of Funds From Operations Per Share achieved for the year; percentage of space leased for operating properties; profit from sales of tracts and lots; level of investments in new projects; and various cost control measures.
2005 Restricted Stock Unit Plan
In the Current Report on Form 8-K filed on December 15, 2005, Cousins also disclosed that the Committee had adopted the 2005 Restricted Stock Unit Plan (the “Plan”) and filed the Plan as an exhibit to such Form 8-K.
On February 20, 2006, the Committee approved the following grants of restricted stock units (“RSUs”) under the Plan: 100,000 RSUs to each of Joel T. Murphy and Lawrence L. Gellerstedt, III. The grants were made on terms that are different than the terms and conditions contained in the form of Restricted Stock Unit Certificate that was previously filed as an exhibit to the Form 8-K.
The RSUs granted on February 20, 2006 to these individuals vest on the fifth anniversary of the grant date, provided that Cousins achieves a certain average shareholder return during the five-year period and a certain minimum aggregate total of new development starts during the five-year period. In addition, the employee must remain continuously employed from the date the RSUs are granted through the applicable vesting date in order to receive the payment that vests on such date. A failure to remain continuously employed shall result in the employee forfeiting the RSUs. The RSUs will not vest upon the key employee’s death or a change in control of Cousins.
The RSUs granted on February 20, 2006 are not entitled to payment of ordinary or extraordinary cash dividends; however, the Committee may adjust the number of outstanding RSUs to reflect extraordinary cash dividends.
The Company will file the form of Restricted Stock Certificate (With Performance Criteria) when it is finalized.

Signatures
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: February 24, 2006

COUSINS PROPERTIES INCORPORATED
By:	/s/ Robert M. Jackson
Robert M. Jackson
Senior Vice President, General Counsel and Corporate Secretary